SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 2)1

                           Select Medical Corporation
       ------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
       -----------------------------------------------------------------
                         (Title of Class of Securities)

                                   816196 10 9
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                                 (CUSIP Number)

                                December 31, 2002
       -----------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)











     ----------------------

     1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 816196 10 9                                          Page 2 of 6 Pages

-----------------------------------------------------------------
1)   Name of Reporting Person                Welsh, Carson,
     I.R.S. Identification                   Anderson & Stowe
     No. of Above Person                       VII,  L.P.
     (Entities Only)
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2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
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3)   SEC Use Only
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4)   Citizenship or Place                          Delaware
     of Organization
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Number of                      5)   Sole Voting    7,007,379 shares
Shares Beneficially                 Power          of Common Stock
Owned by Each                                      (including shares
Reporting Person                                   issuable upon exercise
With:                                              of warrants)
                               ----------------------------------------------
                               6)   Shared Voting
                                    Power                  -0-
                               ----------------------------------------------
                               7)   Sole Disposi-  7,007,379 shares of
                                    tive Power     Common Stock
                                                   (including shares
                                                   issuable upon exercise
                                                   of warrants)
                               ----------------------------------------------
                               8)   Shared Dis-
                                    positive Power         -0-
                               ----------------------------------------------
9)   Aggregate Amount Beneficially                 7,007,379 shares of
     Owned by Each Reporting Person                Common Stock
                                                   (including shares
                                                   issuable upon exercise
                                                   of warrants)
-----------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
-----------------------------------------------------------------
11)  Percent of Class
     Represented by                                14.8%
     Amount in Row (9)
-----------------------------------------------------------------
12)  Type of Reporting
     Person                                                PN

CUSIP No. 816196 10 9                                          Page 3 of 6 Pages


-----------------------------------------------------------------
1)   Name of Reporting Person                WCAS Capital
     I.R.S. Identification                   Partners III, L.P.
     No. of Above Person
     (Entities Only)
-----------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
-----------------------------------------------------------------
3)   SEC Use Only
-----------------------------------------------------------------
4)   Citizenship or Place                          Delaware
     of Organization
-----------------------------------------------------------------
Number of                      5)   Sole Voting    2,294,007 shares
Shares Beneficially                 Power          of Common Stock
Owned by Each                                      (including shares
Reporting Person                                   issuable upon exercise
With:                                              of warrants)
                               ----------------------------------------------
                               6)   Shared Voting
                                    Power                  -0-
                               ----------------------------------------------
                               7)   Sole Disposi-  2,294,007 shares of
                                    tive Power     Common Stock
                                                   (including shares
                                                   issuable upon exercise
                                                   of warrants)
                               ----------------------------------------------
                               8)   Shared Dis-
                                    positive Power         -0-
                               ----------------------------------------------

9)   Aggregate Amount Beneficially                 2,294,007 shares of
     Owned by Each Reporting Person                Common Stock
                                                   (including shares
                                                   issuable upon exercise
                                                   of warrants)
-----------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
-----------------------------------------------------------------
11)  Percent of Class
     Represented by                                5.0%
     Amount in Row (9)
-----------------------------------------------------------------
12)  Type of Reporting
     Person                                                PN

CUSIP No. 816196 10 9                                          Page 4 of 6 Pages


-----------------------------------------------------------------
1)   Name of Reporting Person                WCAS Healthcare
     I.R.S. Identification                   Partners, L.P.
     No. of Above Person
     (Entities Only)
-----------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
-----------------------------------------------------------------
3)   SEC Use Only
-----------------------------------------------------------------
4)   Citizenship or Place                          Delaware
     of Organization
-----------------------------------------------------------------
Number of                      5)   Sole Voting    427,511 shares
Shares Beneficially                 Power          of Common Stock
Owned by Each
Reporting Person
With:
                               ----------------------------------------------
                               6)   Shared Voting
                                    Power                  -0-
                               ----------------------------------------------
                               7)   Sole Disposi-  427,511 shares of
                                    tive Power     Common Stock
                               ----------------------------------------------
                               8)   Shared Dis-
                                    positive Power         -0-
                               ----------------------------------------------

9)   Aggregate Amount Beneficially                 427,511 shares of
     Owned by Each Reporting Person                Common Stock
-----------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
-----------------------------------------------------------------
11)  Percent of Class
     Represented by                                0.9%
     Amount in Row (9)
-----------------------------------------------------------------
12)  Type of Reporting
     Person                                                PN

CUSIP No. 816196 10 9                                          Page 5 of 6 Pages

                         Amendment No. 2 to Schedule 13G
                         -------------------------------

          Reference is hereby made to the statement on Schedule 13G filed with the Securities and Exchange Commission on January 22, 2002 and Amendment No. 1 thereto filed on February 14, 2002 (as so amended, the "Schedule 13G"). Terms defined in the Schedule 13G are used herein as so defined.

          The following Items of the Schedule 13G are hereby amended and restated as follows:

Item 4 -          Ownership.

                  (a)   Amount Beneficially Owned:

                  WCAS VII: 7,007,379 shares of Common Stock (including shares issuable upon exercise of warrants)
                  WCAS CP III: 2,294,007 shares of Common Stock (including shares issuable upon exercise of warrants)
                  WCAS HP: 427,511 shares of Common Stock

                  (b)   Percent of Class:

                  WCAS VII: 14.8%
                  WCAS CP III: 5.0%
                  WCAS HP: 0.9%

                  (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:

                  WCAS VII: 7,007,379 shares of Common Stock (including shares issuable upon exercise of warrants)
                  WCAS CP III: 2,294,007 shares of Common Stock (including shares issuable upon exercise of warrants)
                  WCAS HP: 427,511 shares of Common Stock

                  (ii) shared power to vote or to direct the vote:  -0-

                  (iii)sole power to dispose or to direct the disposition of:

                  WCAS VII: 7,007,379 shares of Common Stock (including shares issuable upon exercise of warrants)
                  WCAS CP III: 2,294,007 shares of Common Stock (including shares issuable upon exercise of warrants)
                  WCAS HP: 427,511 shares of Common Stock

                  (iv) shared power to dispose or to direct the disposition of: -0-

CUSIP No. 816196 10 9                                          Page 6 of 6 Pages


Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              WELSH, CARSON, ANDERSON & STOWE VII, L.P.
                              By:  WCAS VII Partners, L.P., General
                                     Partner


                              By   /s/ Jonathan M. Rather
                                --------------------------------------
                                   General Partner


                              WCAS CAPITAL PARTNERS III, L.P.
                              By:  WCAS CP III Associates, L.L.C., General
                                     Partner


                              By   /s/ Jonathan M. Rather
                                --------------------------------------
                                   Managing Member


                              WCAS HEALTHCARE PARTNERS, L.P.
                              By:  WCAS HP Partners, General Partner


                              By   /s/ Jonathan M. Rather
                                -------------------------------------
                                   Attorney-in-Fact



Date: January 8, 2003